Exhibit No. 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COLLABORATION, RESEARCH AND LICENSE AGREEMENT

BY AND BETWEEN

PROCTER & GAMBLE COMPANY

AND

CURIS, INC.

September 18, 2005

CONFIDENTIAL

i

v

COLLABORATION, RESEARCH AND LICENSE AGREEMENT

THIS COLLABORATION, RESEARCH AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of September 18, 2005 (the “Effective Date”), by and between PROCTER & GAMBLE COMPANY, an Ohio corporation, and its Affiliates (collectively, “P&G”), with a place of business at Health Care Research Center, 8700 Mason-Montgomery Road, Mason, Ohio 45040, and CURIS, INC., a Delaware corporation (“Curis”), with a place of business at 61 Moulton Street, Cambridge, Massachusetts 02138.

WITNESSETH:

WHEREAS, Curis possesses scientific and proprietary technology and data and resources relating to the Hedgehog Pathway (as defined below); and

WHEREAS, P&G possesses scientific and technical resources relating to the development and commercialization of pharmaceutical products for the treatment of skin diseases and/or disorders or for the promotion of hair growth in humans, and desires to obtain a license to Curis’ proprietary technology to further develop and commercialize such products.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.	DEFINITIONS.

1.1 “Additional Compound” shall mean any small molecule compound coming within the Control of Curis after the Effective Date and before the first anniversary of the Effective Date as a result of reversion to Curis of rights to such compound [**].

1.2 “Affiliate” shall mean any corporation, partnership or other entity that controls, is controlled by, or is under common control with the party, person or entity specified. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns, directly or indirectly, at least 50% of the voting or equity rights of the other corporation or entity authorized to cast votes in any election of directors or, in the case of a non-corporate entity, with the power to direct the management and policies of such non-corporate entity.

1.3 “Allocable Overhead” shall mean, for any particular cost item, P&G’s internal allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of indirect overhead costs incurred by P&G, its Affiliates or any of their respective operating units to support and carry out activities pursuant to the then-current Development Plan and Budget for a Selected Compound or Product as to which Curis has exercised its co-funding option under Section 4.2, which indirect costs may include but are not limited to: indirect labor costs; occupancy costs; repair and maintenance costs; office supplies and service costs; equipment costs; insurance costs; and outside professional and other service costs.

1.4 “Claim” shall have the meaning provided in Section 13.5(b)(i) hereto.

1.5 “Co-Development Expense” shall mean, with respect to any Selected Compound or Product as to which Curis has exercised its co-funding option under Section 4.2, the expenses incurred by P&G or for its account that are attributable to the clinical development of such Selected Compound or Product in the United States from filing of an IND through the completion of Phase 2 Trial(s) in accordance with the Development Plan and Budget for such Selected Compound or Product, calculated on a fully-burdened basis (i.e., including Allocable Overhead specifically attributable thereto). Without limiting the generality of the foregoing, “Co-Development Expense” will include [**] incurred by P&G and its Affiliates, and amounts paid by P&G to Third Parties, in connection with [**], intended to support Product development in the United States (including but not limited to [**], in each case to the extent such costs and amounts are incurred or paid in accordance with the then-current Development Plan and Budget therefor and that such costs and amounts are [**]. Co-Development Expense will exclude, without limitation, expenses incurred [**] or any other development activity with respect to [**] the then-current Development Plan and Budget, expenses that are attributable to the development [**] with respect to which Curis [**], and expenses of clinical development activities [**]. No cost or expense item included in Co-Development Expense shall [**]. Without limiting the generality of the foregoing, [**], the parties agree that Co-Development Expense for any activity [**] shall be calculated in the same manner [**] “Co-Development Steering Committee” or “CDSC” shall mean the committee formed pursuant to Section 4.3(b) below.

1.6 “Commercially Reasonable and Diligent Efforts” shall mean, with respect to the research, development and commercialization of any product, compound or process, the level of efforts and resources commonly used in the pharmaceutical industry for a product, compound or process at a similar stage of research, development or commercialization, and having similar market potential. Commercially Reasonable and Diligent Efforts shall be determined by taking into account the characteristics of the product, compound or process, stage of research, development or commercialization of the product, compound or process, the cost effectiveness of efforts or resources applied toward such product, compound or process, the competitiveness of alternative products, compounds or processes that are or are expected to be in the relevant marketplace, the proprietary position of the product, compound or process, the regulatory and business environment, the likelihood of regulatory approval and product reimbursement, the profitability of the product, compound or process, the existence of alternative products, compounds or processes that may also be developed jointly by the parties, and all other relevant factors. Commercially Reasonable and Diligent Efforts shall be determined on a product, compound or process, indication, and market basis, and it is anticipated that the level of efforts and resources will change over time reflecting changes in the status of the product, compound or process, indication, and the market involved. Notwithstanding the foregoing, Commercially Reasonable and Diligent Efforts shall not include stopping all work on a program for any period of time during the first year of the Research Plan, or for any period of time exceeding six (6) months after the first year of the Research Plan, unless warranted by scientific examination of data or processes (i.e., “shelving” a project without scientific or development reasons shall not be considered Commercially Reasonable and Diligent Efforts).

1.7 “Confidential Information” shall have the meaning provided in Section 9.1 hereto.

1.8 “Contract Year” shall mean each successive one (1) year period during the Research Term wherein the first such one (1) year period begins on the Effective Date.

1.9 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information, Patent or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party at the time such party would be first required hereunder to grant the other party such access, license or sublicense.

1.10 “CPI” shall mean the Consumer Price Index for All Urban Consumers (CPI-U)—All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor from time to time.

1.11 “Curis Field” shall mean the local administration of Excluded Compounds for:

(a) the treatment or prevention of: (i) cardiovascular diseases and disorders in humans, including but not limited to the use of an Excluded Compound coated on a cardiovascular stent and ex vivo use of Excluded Compounds for the preparation of cells to be used in cell therapy applications; and/or (ii) any other indication in humans (excluding any indication within the P&G Field) to which Curis obtains rights [**] after the Effective Date; and/or

(b) subject to Section 5.4 hereof, the Veterinary Field.

1.12 “Curis Indemnified Party” shall have the meaning set forth in Section 12.1.

1.13 “Curis Information” shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field, Information not included in the Curis Patent Rights or Joint Patent Rights that Curis Controls on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by Curis or any of its Affiliates in the course and as part of the Research Program.

1.14 “Curis Patent Rights” shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field, all Patent Rights that Curis Controls as of the Effective Date or during the Term, but excluding the Joint Patent Rights. All patent applications and patents known to be existing as of the Effective Date and included within the Curis Patent Rights are identified in Exhibit A attached hereto.

1.15 “Curis Staffing Level” shall have the meaning provided in Section 3.4.

1.16 “Curis Technology” shall mean Curis Information and Curis Patent Rights.

1.17 “Defaulting Party” shall have the meaning provided in Section 11.3.

1.18 “Development Committee” shall mean the committee formed pursuant to Section 4.3(a) below.

1.19 “Development Plan and Budget” shall have the meaning set forth in Section 4.2.

1.20 “EMEA” shall mean the European Medicines Agency or any successor agency thereof.

1.21 “Europe” shall mean the member countries of the European Union and the member countries of the European Economic Area.

1.22 “[**]” shall mean [**].

1.23 “Excluded Compound” shall have the meaning provided in Section 3.9.

1.24 “FDA” shall mean the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

1.25 “First Commercial Sale” shall mean, with respect to any Product, the first sale by P&G, its Affiliates or Sublicensees (other than Curis) to a Third Party, of such Product in a country after all required marketing and pricing or reimbursement approvals have been granted by the applicable regulatory authority for such country.

1.26 “First Preclinical Milestone Payment” shall have the meaning set forth in Section 6.4.

1.27 “Fiscal Year” shall have the meaning of the time interval between July 1 in any calendar year and June 30 in the following calendar year.

1.28 “FTE Rate” shall mean the amount per year that P&G will pay to Curis during the Research Term to support each FTE Scientist dedicated by Curis to the Research Program. The FTE Rate will initially be $[**] per FTE Scientist per year, which amount shall be adjusted on each anniversary of the Effective Date during the Research Term to reflect increases in the CPI between the Effective Date and such anniversary of the Effective Date, provided that in no event shall such amount be increased by more than [**]% per year.

1.29 “FTE Scientist” shall mean a full time equivalent scientific person year, consisting of a total of [**] hours per year of scientific work on or directly related to the Research Program. Such output must come from a scientific person holding a Bachelor of Science or graduate-level scientific degree (or such other person who regularly performs duties for a party similar to those performed by persons holding such degrees) whose work is dedicated entirely to the Research Program. Scientific work on or directly related to the Research Program can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, carrying out management duties related to the Research Program, writing up results for publications or presentations and attending or presenting appropriate education programs, seminars and symposia.

1.30 “Hatch-Waxman Act” shall mean the United States Drug Price Competition and Patent Term Restoration Act of 1984 (Pub. Law 98-471), and the rules and regulations promulgated thereunder (or any successor thereto) and any equivalent legal requirements in other countries, as in effect from time to time during the term of this Agreement.

1.31 “Hedgehog Pathway” shall mean the biological signaling cascade which stimulates the transcription of various genes that mediate Hedgehog-dependent phenotypic cellular changes, as evidenced by the upregulation of transcription of Gli.

1.32 “IND” shall mean an Investigational New Drug Application covering a Selected Compound or Product, filed with the FDA pursuant to 21 CFR 312.20 or an equivalent filing in any other Major Market required for the clinical testing in humans of a pharmaceutical product.

1.33 “Indication” shall mean either a Skin-Related Indication or a Hair Growth Indication, each as defined in the definition of P&G Field.

1.34 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.35 “Initial Compound” shall mean any of the small molecule compounds identified in Exhibit B hereto.

1.36 “Insolvent Party” shall have the meaning provided in Section 11.5.

1.37 “Inventions” shall mean all inventions, discoveries and improvements (whether or not patentable), which are conceived or first reduced to practice by one or more individuals who are employees, agents, consultants or subcontractors of one of the parties in the conduct of the Research Program or other activities conducted pursuant to this Agreement.

1.38 “Joint Inventions” shall mean all Inventions for which it is determined, in accordance with United States patent law, that both: (a) one or more employees, agents, consultants or subcontractors of Curis or any other persons obliged to assign such Invention to Curis; and (b) one or more employees, agents, consultants or subcontractors of P&G or any other persons obliged to assign such Invention to P&G, are joint inventors of such Invention.

1.39 “Joint Patent Rights” shall mean all Patent Rights that claim or disclose a Joint Invention.

1.40 “Liability” shall have the meaning set forth in Section 12.1.

1.41 “Licensed Compound” shall mean any Initial Compound or Additional Compound, together with all enantiomers, polymorphs, salt forms, racemates and stereoisomers of such Initial Compound or Additional Compound.

1.42 “Major Market” shall mean any of the United States of America, Japan or any one of the following countries of Europe: United Kingdom, France, Spain, Italy or Germany or the European Union as a whole.

1.43 “Materials” shall have the meaning provided in Section 3.8.

1.44 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) or an equivalent application filed with the FDA, or the equivalent application filed with the regulatory authorities in any Major Market country or regulatory jurisdiction which includes a Major Market country.

1.45 “Net Sales” shall mean the gross invoiced sales price for all Products sold by P&G or its Affiliates or Sublicensees to Third Parties (excluding sales to Sublicensees) throughout the Territory during each Fiscal Year quarter, less the following amounts to the extent actually paid by P&G or its Affiliates or Sublicensees during such Fiscal Year quarter with respect to sales of Products:

(i) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations (including Medicare, Medicaid and similar types of discounts or rebates);

(ii) credits or allowances actually given or made for rejection of, and for return of, previously sold Products;

(iii) credits for free product vouchers provided to patients and physicians in lieu of samples, where such credits are for amounts previously paid for the Products to which such credits relate;

(iv) shipping, freight, and delivery charges; and

(v) taxes (excluding taxes on the selling entity’s income but including without limitation value added taxes) and duties.

For purposes of determining when a sale of any Product occurs under this Agreement, the sale shall be deemed to occur on the date the Product is shipped to the Third Party purchaser of the Product by P&G, its Affiliate or Sublicensee. For the avoidance of doubt, sales among P&G, its Affiliates and Sublicensees of Product for resale to Third Parties shall not be counted for purposes of determining Net Sales, but such resales to Third Parties shall be counted for purposes of determining Net Sales.

In the event any Product is sold as a component of a combination of active pharmaceutical components, the Net Sales for the purposes of determining royalty payments on such combination shall be determined by multiplying the Net Sales of the combination (as determined without reference to this paragraph) by the fraction A/(A+B) where A is the average sale price of the Product portion of the combination when sold separately in finished form during the applicable royalty reporting period and in the country in which the sale was made and B is the aggregate average selling price of the other pharmaceutically active components of the combination sold separately during the applicable royalty reporting period and in the country where the sale was made. In the event that no separate sale of either such above-designated Product or such above-designated other active pharmaceutical components of the combination is made during the applicable royalty reporting period and in the country in which the sale was made, Net Sales shall be determined by multiplying the Net Sales of the combination (as determined without reference to this paragraph) by the fraction C/(C+D) where C is the fair market value of the Product portion of such combination and D is the fair market value of the other active pharmaceutical components (such fair market values to be determined by mutual agreement of the parties or, in the absence of such mutual agreement, by a neutral Third Party mutually designated by the parties and whose decision shall be binding on the parties.

1.46 “Non Defaulting Party” shall have the meaning provided in Section 11.3.

1.47 “Patent Rights” shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including, without limitation, patent applications under the Patent Cooperation Treaty and the European Patent Convention, and abandoned patent applications throughout the world, together with (b) any renewal, division, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

1.48 “P&G Field” shall mean the Topical Application of a Selected Compound or Product for (a) the promotion of hair growth in humans (“Hair Growth Indication(s)”); and/or (b) any other indication in which Topical Application is used in humans (each, a “Skin-Related Indication”).

1.49 “P&G Indemnified Party” shall have the meaning set forth in Section 12.2.

1.50 “P&G Information” shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field, Information not included in the P&G Patent Rights or Joint Patent Rights that P&G Controls on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by Curis or any of its Affiliates in the course and as part of the Research Program.

1.51 “P&G Patent Rights” shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field, all Patent Rights that P&G Controls as of the Effective Date or during the Term, but excluding the Joint Patent Rights.

1.52 “P&G Technology” shall mean P&G Information and P&G Patent Rights.

1.53 “Phase 1 Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.54 “Phase 2 Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.55 “Phase 2B Trial” shall mean that portion of a Phase 2 Trial constituting confirmation of the dose and regimen established in the first Phase 2 Trial, and exploration of efficacy.

1.56 “Phase 2/3 Trial” shall mean a human clinical trial in any country that is designed to generate additional data related to dosing and the effect of the relevant pharmaceutical product on the target patient population sufficient to serve as one of the pivotal trials to enable filing of an NDA.

1.57 “Phase 3 Trial” shall mean a human clinical trial of a pharmaceutical product in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.58 “Preclinical Compound” shall mean a Licensed Compound that is selected by the RSC for pre-clinical development.

1.59 “Product” shall mean any final dosage form of a pharmaceutical product containing a Selected Compound for use in the P&G Field.

1.60 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.61 “Research Plan” shall mean the plan for conducting a collaborative research and development program to identify Preclinical Compounds and select Selected Compounds for development and commercialization in the P&G Field, as such plan is amended from time to time by the RSC.

1.62 “Research Program” shall mean a research and development program carried out by Curis and P&G during the Research Term pursuant to Articles 2 and 3 hereof, as more fully described in the Research Plan.

1.63 “Research Steering Committee” or “RSC” shall mean the committee formed pursuant to Section 2.1 below.

1.64 “Research Term” shall mean the period of time beginning on the Effective Date and, unless this Agreement is earlier terminated in accordance with Section 11.2 or 11.3 hereof, expiring on the first anniversary of the Effective Date, subject to extension in accordance with Section 3.7.

1.65 “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the later of (a) ten (10) years after the date of First Commercial Sale of such Product in such country, and (b) the expiration of the last to expire of a Valid Claim claiming the manufacture, use or sale of such Product in such country.

1.66 “Selected Compound” shall mean a Preclinical Compound that is selected by the RSC as a candidate for filing of an IND, based on criteria agreed upon by the RSC.

1.67 “SPC” shall have the meaning provided in Section 8.3.

1.68 “Subcontracting Arrangement” shall have the meaning provided in Section 5.1.

1.69 “Subcontractor” shall have the meaning provided in Section 5.1.

1.70 “Sublicense Country” shall have the meaning provided in Section 6.10(a).

1.71 “Sublicensee” shall mean a Third Party (other than a Subcontractor) to which P&G and/or its Affiliate licenses the right to develop and/or commercialize a Selected Compound or Product in a particular country or countries.

1.72 “Sublicense Revenue” shall mean all royalties, license fees, milestone payments, premiums over the fair market value (as of the date of receipt) of equity or debt securities of P&G or its Affiliates, annual or other license maintenance fees, or similar payment or consideration paid by a Sublicensee to P&G or its Affiliate(s) in consideration for the grant by P&G or its Affiliate to a Third Party of a license to develop and/or commercialize any Selected Compound or Product (excluding a license granted to a Subcontractor in connection with a Subcontracting Arrangement for the purpose of enabling such Subcontractor to perform the subcontracted services); provided, however, that any of the foregoing consideration received by P&G or its Affiliate other than in the form of cash shall be valued at its fair market value as of the date of receipt); and provided, further, that “Sublicense Revenue” shall exclude reimbursement paid to P&G or its Affiliate for reasonable, fully-loaded (direct costs plus 10% to account for indirect overhead) costs of research, development and/or marketing services actually performed by P&G or its Affiliate for such Third Party licensee.

1.73 “Term” shall have the meaning provided in Section 11.1.

1.74 “Third Party” shall mean any entity other than Curis or P&G and their respective Affiliates.

1.75 “Topical Application” shall mean application of any formulation of a compound directly to the skin, wherein such topical application has its therapeutic effect directly on the skin or its components where applied and has minimal or no systemic effect.

1.76 “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Curis Patent Rights or Joint Patent Rights (or, solely if Curis has elected to co-fund development expenses of Phase 1 and Phase 2 Trials in accordance with Section 4.2 at the Shared Level, P&G Patent Rights), which claim has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Curis Patent Rights or Joint Patent Rights (or, solely if Curis has elected to co-fund development expenses of Phase 1 and Phase 2 Trials in accordance with Section 4.2 at the Shared Level, P&G Patent Rights), which application claims a first priority no more than five (5) years prior to the date upon which pendency is determined.

1.77 “Veterinary Field” shall mean Topical Application of a Licensed Compound for the treatment or prevention of any skin disease or disorder in animals (excluding humans).

1.78 “[**]” shall mean [**].

2.	MANAGEMENT OF THE RESEARCH PROGRAM.

2.1 Research Steering Committee.    Promptly after the Effective Date, the parties will form a Research Steering Committee (“RSC”) composed of an equal number of representatives of each of Curis and P&G, but not to exceed four representatives of each party. The RSC shall meet at least four times per year during the Research Term or at such greater frequency as the RSC agrees. Such meetings may be conducted by videoconference, teleconference or in person at alternating sites (Mason, Ohio or Cambridge, Massachusetts or such other sites as are mutually agreed upon), as agreed by the parties, and the parties shall agree upon the time of meetings. At each meeting, one member of the RSC shall be selected to act as chairperson (with such chairperson being selected alternately by Curis and P&G on a meeting-by-meeting basis). A reasonable number of additional representatives of a party may attend meetings of the RSC in a non-voting capacity. The chairperson of each RSC meeting shall keep accurate minutes of such meeting, including all proposed decisions and all actions recommended or taken. Within 10 business days after the meeting, the chairperson shall prepare and deliver to all RSC members drafts of the minutes of such meeting for their review and comment. If an RSC member has comments or objections to any draft minutes, such person shall so notify all other RSC members thereof in writing within 10 business days after receipt of such draft minutes. Draft minutes shall be edited by the chairperson of the applicable meeting and shall be issued in final form only upon execution by at least one representative of each party on the RSC. Each party shall keep the RSC fully informed about the status of the Research Program. Except as otherwise agreed in writing by the parties, the RSC shall remain in place until the earliest of (a) the filing of the first IND for a Selected Compound or Product in the P&G Field, (b) the fourth anniversary of the Effective Date, and (c) expiration or termination of this Agreement.

2.2 Function of Research Steering Committee.    The RSC shall be responsible for the development, supervision and coordination of the Research Program, including:

(a) approval of the Research Plan [**] of the Effective Date (which will require mutual agreement of the parties [**];

(b) within [**] after the first RSC meeting, establishing criteria for determining whether [**];

(c) monitoring the progress achieved under the Research Program, evaluating the work performed and results obtained, and directing and reviewing the performance of the tasks under the Research Program;

(d) fostering the collaborative relationship between the parties;

(e) facilitating [**];

(f) reviewing and making recommendations [**];

(g) clearing of scientific publications and public scientific presentations relating to the Research Program (subject to review by each party’s patent attorneys), provided that the RSC may designate representatives of each Party the ability to review and approve such publications; and

(h) reviewing, approving and modifying the Research Plan from time to time.

For purposes of clarification, [**], the RSC shall be responsible for the supervision and coordination of all research [**]. [**], responsibility for the supervision and coordination of [**] shall be determined [**].

2.3 Decisions of the Research Steering Committee.    Decisions of the RSC shall be made by unanimous vote, with each member having one (1) vote. No vote of the RSC may be taken unless at least two (2) of each party’s representatives on the RSC are present. If the RSC is unable to reach a unanimous vote on any matter, then the matter shall be referred to the Chief Executive Officer of Curis and the Director of Biological Sciences in Discovery and Development Technologies of Procter & Gamble Pharmaceuticals. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within 30 days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by the Vice President of Discovery and Development Technologies of Procter & Gamble Pharmaceuticals, at his/her sole discretion, but he or she will provide Curis with a reasonable opportunity to present its position with respect to the matter(s) in dispute and will give good faith consideration to Curis’ position and make reasonable efforts to take Curis’ position into account in making his or her decision. Notwithstanding the foregoing, in no event shall the RSC (or P&G, through the exercise of its final decision-making authority on the RSC) have the right:

(a) to modify or amend the terms and conditions of this Agreement other than the Research Plan;

(b) to modify or amend the Research Plan in any manner that would require, Curis to devote to the Research Program a number of total FTE Scientists beyond that specified in, or agreed upon in accordance with, Section 3.4 or to incur expenses not contemplated by this Agreement;

(c) to require Curis to be responsible for payment of subcontractors performing Research Program activities [**];

(d) to determine which Curis personnel perform Research Program activities or to determine the specific means by which Curis executes the activities for which it is responsible under the Research Plan;

(e) to require Curis to perform tasks inconsistent with the approved Research Plan; or

(f) to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.4 Project Leaders.    Each party shall designate one of its representatives on the RSC as a “Project Leader.” Each Project Leader shall be delegated the authority to represent the respective party in carrying out such responsibilities of the RSC which require action in a more timely manner than the meetings of the RSC and such other responsibilities as either party may delegate to its designated Project Leader.

3.	RESEARCH PROGRAM.

3.1 Objectives; Responsibilities.    The parties hereby agree to establish the Research Program, to be conducted by Curis and P&G during the Research Term in accordance with the Research Plan and with the terms of this Agreement, with the goal of identifying one or more Selected Compounds or Products for development and commercialization by P&G in the P&G Field. Within 90 days after the Effective Date, the RSC shall develop and approve the Research Plan. The RSC shall review the Research Plan from time to time during the Research Term (including any extension thereof) and approve such amendments or revisions to the Research Plan as the RSC determines are appropriate. Any amendments or revisions to the Research Plan shall be in writing and shall require approval of the RSC.

3.2 Technology Transfer.    Commencing promptly after the Effective Date and from time to time thereafter during the Research Term, Curis shall disclose to P&G such Curis Technology as is reasonably necessary to enable P&G to perform its obligations under the Research Plan and to exercise fully the licenses granted to P&G under Article 5 hereof and shall provide P&G with reasonable technical assistance relating to the use of the Curis Technology by P&G solely to the extent permitted under the licenses granted to P&G under Article 5.

3.3 Performance Standards.    Each party shall use Commercially Reasonable and Diligent Efforts to perform its obligations under the Research Program according to the priorities established by the Research Plan and the RSC. Each party shall conduct its activities under the Research Program in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. Each party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed pursuant to the Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, each party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Research Plan, which shall be appropriate for patent and regulatory purposes in form and substance, and, upon the other party’s written request, shall send legible copies of the aforesaid to the other party. Upon reasonable advance notice, each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising in connection with the Research Program.

3.4 Research Commitment.    Subject to P&G’s compliance with its funding obligations under Section 6.2 hereof, Curis initially will devote to the Research Program at least [**] FTE Scientists and may devote such additional number of FTE Scientists as may be agreed by the RSC. During the initial 12-month period the Agreement may not be terminated, except in the case of failure of all, or all but one, of the Licensed Compounds to demonstrate [**] specified in the Research Plan, as determined reasonably and in good faith by the RSC in accordance with objective criteria established by the RSC. In the event of such failure, P&G may terminate the Agreement and related research obligations, with 45 days prior written notice. After the initial 12-month period, at three (3) month intervals during the Research Term, the RSC or the CDSC, as applicable, shall review the staffing needs to accomplish the objectives of the Research Program during the following three (3) months and may approve an increase or decrease to the number of FTE Scientists to be devoted to the Research Program by Curis (the “Curis Staffing Level”). P&G shall be obligated to fund that number of FTE Scientists of Curis required by the then-current Curis Staffing Level in accordance with Section 6.2 hereof; provided, however, that in no event shall P&G provide funding for fewer than [**] FTE Scientists during any Contract Year of the Research Term.

3.5 Research Reports. Each party shall keep the other party fully informed as to all discoveries and technical developments (including, without limitation, any Inventions) made in the course of performing activities under the Research Program. In particular, each party shall prepare, and distribute to all members of the RSC no later than 10 days prior to the next RSC meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the results and progress of performance of the Research Program as determined from time to time by the RSC. Nothing herein shall require a party to disclose information received from or generated for a Third Party that remains subject to bona fide confidentiality obligations to such Third Party.

3.6 Subcontracting.

(a) Generally.    Each party may perform some of its obligations under the Research Plan through one or more Third Party subcontractors, provided that, unless otherwise agreed by the parties in writing, (a) none of the rights of either party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Section 9 hereof; and (c) the subcontractor agrees in writing to assign to the subcontracting party any and all inventions made by such subcontractor in the course of performing the subcontracted activities. P&G shall be responsible for payment of subcontractors, including [**], performing Research Program activities, unless otherwise agreed by the RSC. In the event that a party performs any of its obligations under the Research Plan through a subcontractor, then such party will at all times be responsible for the compliance of such subcontractor with all applicable terms and conditions of this Agreement.

(b) [**]. The parties acknowledge that [**]. The parties agree that [**], provided that Curis shall [**] such Research Program activities that occur [**]. Curis will [**].

3.7 Research Term.    During the initial 12-month period the Agreement may not be terminated, except in the case of failure of all, or all but one, of the Licensed Compounds to demonstrate [**] specified in the Research Plan, as determined by the RSC in accordance with objective criteria established by the RSC. In the event of such failure, P&G may terminate the Agreement and related research obligations, with 45 days prior written notice. P&G shall have the right to extend the Research Term beyond the first anniversary of the Effective Date for an additional period of one (1) year by giving Curis written notice no later than 90 days prior to the first anniversary of the Effective Date. Thereafter, P&G shall have the right to further extend the Research Term for up to two (2) additional one (1) year periods by giving Curis written notice no later than six (6) months prior to the expiration of the then-current year of the Research Term. In the event the Research Term is extended, FTE support for the work performed under such Research Plan will continue in such amounts as are described further in Section 3.4.

3.8 Materials Transfer.    In order to facilitate the Research Program, either party shall provide to the other party certain biological materials or chemical compounds Controlled by and available to the supplying party, including, but not limited to, [**] materials (including, without limitation, Licensed Compounds, Preclinical Compounds and Selected Compounds) that are necessary or useful to conduct the Research Program (collectively, “Materials”) for use by the other party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Research Program in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. THE MATERIALS ARE PROVIDED “AS IS” AND, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN ARTICLE 10 HEREOF, ARE PROVIDED WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.9 Excluded Compounds.    On at least a quarterly basis during the Research Term, the RSC will review the then-available data regarding each of the Licensed Compounds and determine in good faith whether such Licensed Compound remains a scientifically and commercially viable candidate for continued research and development in the P&G Field as part of the Research Program. In the event that the RSC determines that there is an insufficient scientific or commercial rationale for pursuing continued research and development of a Licensed Compound under the Research Program, then, effective upon such determination (which shall be noted in the minutes of the applicable RSC meeting), the applicable Licensed Compound shall be deemed an “Excluded Compound” for purposes of this Agreement and shall be excluded from the license granted to P&G under Section 5.1.

4.	DEVELOPMENT AND COMMERCIALIZATION.

4.1 Development of Selected Compounds and Products; Diligence.    Subject to the terms and conditions of this Agreement (including, without limitation, Sections 4.2, 4.3 and 4.4), on a Product-by-Product basis, commencing as of the filing of an IND with respect to a Selected Compound or Product, P&G shall control, and be solely responsible for the costs associated with, the worldwide development and commercialization of such Selected Compound or Product, including, but not limited to, all Product formulation activities and the worldwide supply of such Selected Compound or Product for use in development and commercialization activities.

4.2 Co-Development Option.

(a) Concurrently with the decision to prepare for filing with the FDA of the first IND for a Selected Compound or Product, P&G will provide Curis with a projected plan and budget for clinical development of such Selected Compound or Product for the United States through the end of Phase 2B Trials (the “Development Plan and Budget”). Curis may, in its sole discretion and upon written notice to P&G within 90 days after receipt of the Development Plan and Budget elect to co-fund Co-Development Expense with a participation level of either 20% of such costs (a “Lower Level”) or 50% of such costs (a “Shared Level”). If Curis elects to co-fund development costs for such Selected Compound or Product, either at the Lower Level or the Shared Level, then the First Phase 1 Milestone Payment and the First Phase 2B Milestone Payment shall not be payable by P&G with respect to such Selected Compound or Product. P&G shall calculate Co-Development Expense in accordance with U.S. generally accepted accounting principles, consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in the pharmaceutical industry. P&G shall invoice Curis on a quarterly basis for Curis’ portion of Co-Development Expense based upon the level that Curis has chosen to fund. Each such invoice shall be itemized and shall be due within 30 days of receipt by Curis.

(b) On a Selected Compound-by-Selected Compound or Product-by-Product basis, Curis shall have the right to terminate its obligation to share Co-Development Expense at the Lower Level or the Shared Level, as applicable, for a Selected Compound or Product at any time. Curis’ decision to terminate such sharing of Co-Development Expense with respect to a Selected Compound or Product will have no effect on Curis’ right to share Co-Development Expense (or continue to share Co-Development Expense) with respect to any other Selected Compound or Product. Effective upon P&G’s receipt of written notice from Curis that Curis has elected to terminate sharing of Co-Development Expense with respect to a Selected Compound or Product, Curis’ obligation to share Co-Development Expense with respect thereto shall cease, and P&G’s milestone and royalty payment obligations under Sections 6.4, 6.5 and/or 6.6, as applicable, shall be applicable 90 days from the date of such termination of co-development activities. For purposes of clarification, no milestone payments under Section 6.4 will be due for milestones that occurred prior to 90 days from the termination of co-development activities, but milestone and royalty payments shall be payable on a going-forward basis after such termination.

4.3 Development Oversight.

(a) Upon electing to initiate development work for filing the first IND for the first Selected Compound or Product, P&G shall form a committee to manage the clinical development of Selected Compounds and Products (the “Development Committee”). Curis may, in its sole discretion, participate in the meetings of the Development Committee, in which event Curis shall have one (1) vote in such meetings; provided, however, that the P&G representatives on the Development Committee shall have the deciding vote of such committee.

(b) In addition, if Curis has elected to co-fund development pursuant to Section 4.2, either at the Lower Level or the Shared Level, the parties shall form a Co-Development Steering Committee (the “CDSC”) composed of a proportionate number of representatives of P&G and Curis based upon the level that Curis has elected to co-fund. The CDSC shall be responsible for managing activities under the Development Plan and Budget and for creating a finance subcommittee with individuals with expertise in the areas of accounting financial planning, financing reporting, cost allocations and financial audits. Decisions of the CDSC shall be made by majority vote if Curis has elected to co-fund at the lower level and by unanimous vote if Curis has elected to co-fund at the Shared Level, with each member having one (1) vote. No vote of the CDSC may be taken unless at least two (2) of each party’s representatives on the CDSC vote. If Curis has elected to co-fund at the Shared Level and if the CDSC is unable to reach a unanimous vote on any matter, then the matter shall be referred to the Chief Executive Officer of Curis and the Vice President of Development and Commercialization of Procter & Gamble Pharmaceuticals. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within 30 days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by the Vice President of World Wide Strategic Planning and New Business Development of Global Pharmaceuticals of P&G, at his/her sole discretion, but he or she will provide Curis with a reasonable opportunity to present its position with respect to the matter(s) in dispute and will give good faith consideration to Curis’ position and make reasonable efforts to take Curis’ position into account in making his or her decision. Notwithstanding the foregoing, in no event shall the CDSC (or P&G, through the exercise of its final decision-making authority on the CDSC) have the right:

(i) to modify or amend the terms and conditions of this Agreement;

(ii) to modify or amend the Development Plan and Budget in any manner that would increase by more than [**]% the costs that Curis is required to bear under the initial Development Plan and Budget delivered to Curis pursuant to Section 4.2, or otherwise to require Curis to bear development expenses in excess of [**]% of the amount determined by multiplying Curis’ chosen participation level by the budget set forth in such initial Development Plan and Budget; provided, however, that the foregoing limitation shall not apply to the extent that a modification or amendment to the Development Plan and Budget is specifically requested or required by the FDA; or

(iii) to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

4.4 Diligence.    P&G shall use its Commercially Reasonable and Diligent Efforts to clinically develop, and to obtain Regulatory Approval for, at least one Product in the Major Markets and, thereafter, to commercialize such Product in those Major Markets for which P&G has received Regulatory Approval for such Product. In the event that (a) P&G’s development and commercialization efforts with respect to Selected Compounds and Products substantially cease for a period of six (6) consecutive months or more, or (b) P&G makes a determination to discontinue its development and commercialization efforts with respect to Selected Compounds and Products, then P&G shall provide Curis with prompt written notice thereof. In addition, if Curis in good faith believes that P&G is not meeting its diligence obligations under this Section 4.4, then Curis may provide P&G with written notice thereof, in which event P&G shall have 60 days from the date of such notice in which to reasonably demonstrate to Curis that P&G is meeting such obligations. If the parties still do not agree on whether or not P&G is being diligent, then the dispute will be resolved subject to Section 13.5, Dispute Resolution.

4.5 Reports.    During the Term, P&G shall keep Curis regularly and fully informed (whether through the Development Committee, the CDSC or otherwise) regarding the worldwide development and commercialization of Selected Compounds and Products by P&G, its Affiliates and their respective Sublicensees. Without limiting the generality of the foregoing, and in addition to any other reports due under this Agreement, P&G shall prepare and deliver to Curis, annual (except as specified below) written reports of its activities performed under Section 4.1, which reports shall update the prior report filed hereunder, including (a) a summary of P&G development activities performed to date, (b) the progress of the testing of Products in human clinical trials and the then-current schedule for conducting clinical trials and for filing applications for Regulatory Approvals for each Major Market, and (c) the receipt (or anticipated receipt) of Regulatory Approvals. The first such annual report shall be delivered twelve months following the filing of the first IND in connection with this Agreement.

4.6 Regulatory Submissions.    P&G, its Affiliates and Sublicensees, as the case may be, shall own all data generated by P&G and all INDs, NDAs, Regulatory Approvals and other regulatory submissions for Products. P&G shall use Commercially Reasonable and Diligent Efforts to renew or otherwise maintain all Regulatory Approvals in effect during the Royalty Term for each Product and in each Major Market in which it obtains a Regulatory Approval.

5.	LICENSES; RETAINED RIGHTS; NEGATIVE COVENANTS.

5.1 License Grants to P&G.    Subject to the terms and conditions of this Agreement, Curis hereby grants to P&G:

(a) during the Research Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Curis Technology solely to perform P&G’s obligations under the Research Plan; and

(b) an exclusive, worldwide, royalty-bearing license, including the right to sublicense, under the Curis Technology and Curis’ interest in the Joint Patent Rights, to develop, make, have made, use, sell, have sold, offer for sale and import Selected Compounds and Products solely in the P&G Field. Each sublicense granted by P&G under this Section 5.1(b) shall be set forth in a written agreement containing obligations with respect to confidentiality, indemnity, reporting and access to data and information substantially similar to those set forth herein. P&G shall be fully responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement, and no sublicense shall relieve P&G of any of its obligations hereunder. The license granted under this Section 2.1(b) shall continue on a Product-by-Product and country-by-country basis for the duration of the Royalty Term. Upon expiration of the Royalty Term in each country for each Product, the license granted to P&G under this Section 5.1(b) for such Product in such country shall thereafter be a non exclusive, fully paid-up, perpetual, irrevocable, royalty-free license.

P&G’s right to grant sublicenses under Section 5.1(b) shall be subject to the following limitations:

(i) P&G shall not sublicense its rights hereunder prior to dosing of the first patient in the first Phase 1 Trial of the first Selected Compound or Product;

(ii) if Curis elects to co-fund Co-Development Expense (whether at the Lower Level or the Shared Level), P&G shall not sublicense its rights hereunder in the United States prior to completion of Phase 2 Trials of the first Selected Compound or Product; and

(iii) in the event that P&G proposes to sublicense its rights hereunder in the United States to any Third Party, P&G shall first provide Curis with written notice thereof and hereby grants Curis the right of first negotiation with respect to such sublicense in accordance with this paragraph. Curis shall within 30 days after receipt of such notice notify P&G in writing if Curis is interested in negotiating for such rights. If Curis notifies P&G prior to the end of such 30-day period that Curis desires to negotiate for such rights, the parties shall negotiate in good faith for up to 90 days from such notification regarding the commercially reasonable terms pursuant to which P&G would grant such rights. If Curis waives or otherwise fails to exercise its right of first negotiation under this paragraph, or if the parties fail to agree within such 90-day negotiation period, then P&G shall be free to sublicense its rights hereunder in the United States to a Third Party, except that P&G shall not grant such sublicense to any Third Party on terms more favorable to such Third Party than those previously offered by Curis without first offering such sublicense to Curis on such more favorable terms for a period of at least 30 days.

For purposes of clarification, the foregoing restrictions shall not apply to any Third Party distribution arrangement, contract sales force arrangement, contract manufacturing arrangement or other comparable Third Party contracting arrangement (each, a “Subcontracting Arrangement”) in which P&G or its Affiliate subcontracts specific activities in a particular country to a Third Party service provider (a “Subcontractor”) but retains material Product development and/or commercialization rights in such country for itself.

5.2 License Grant to Curis.    Subject to the terms and conditions of this Agreement, P&G hereby grants to Curis during the Research Term, a non-exclusive, worldwide license, without the right to sublicense, under the P&G Technology solely to perform Curis’ obligations under the Research Plan.

5.3 Curis Retained Rights.    Notwithstanding the exclusive license granted to P&G in Section 2.1(b) above or any other provision of this Agreement to the contrary, Curis shall at all times retain the following rights:

(a) the right to practice and grant licenses under Curis Technology and Joint Patent Rights solely to the extent necessary (i) to perform Curis’ obligations under the Research Plan, (ii) to develop, make, have made, use, sell, have sold, offer for sale and import Excluded Compounds in the Curis Field; and/or (iii) subject to Section 5.4, to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Compounds in the Veterinary Field; and

(b) the right to use Licensed Compounds, excluding Preclinical Compounds, Selected Compounds and Products, in each case in the Curis Field, (i) for internal pre-clinical research and discovery, and/or (ii) for sponsored research conducted on Curis’ behalf by Third Party contract research organizations, provided that any and all inventions made by such Third Party contract research organizations in the course of such sponsored research that relate to any Licensed Compound are assigned to Curis.

In addition, notwithstanding any other provision of this Agreement to the contrary, Curis expressly reserves the exclusive right to practice, and to grant licenses under, the Curis Technology and Curis’ rights in the Joint Patent Rights, to develop, make, have made, use, sell, have sold, offer for sale and import selective antagonists of the Hedgehog Pathway.

5.4 P&G Option to Negotiate for Veterinary Product Rights.    If Curis develops any Licensed Compound for use in the Veterinary Field and, at any time during the Term, either (a) in its sole discretion, decides to establish a collaborative, licensing or distribution arrangement with a Third Party with respect to such Licensed Compound for use in the Veterinary Field, or (b) in good faith anticipates filing an application for Regulatory Approval of such Licensed Compound for use in the Veterinary Field within the ensuing six (6) months, Curis shall promptly notify P&G in writing thereof, which notice (each, a “Veterinary Compound Notice”) shall identify the applicable Licensed Compound and include a brief description of indication(s) in the Veterinary Field for which Curis is developing such Licensed Compound. Until the expiration of the 30-day period following the date of such Veterinary Compound Notice (the “Option Period”), P&G shall have the exclusive option, exercisable by written notice to Curis, to negotiate with Curis for rights to such Licensed Compound solely for use in the Veterinary Field (the “Option”). If P&G exercises its Option with respect to a Licensed Compound prior to the expiration of the Option Period applicable to such Licensed Compound, Curis and P&G will negotiate in good faith for up to 90 days following such exercise regarding the terms upon which the parties would establish such collaborative, licensing or distribution arrangement. If Curis and P&G fail to enter into a definitive written agreement with respect to such arrangement within 90 days following the commencement of negotiations, or if P&G fails to exercise its Option with respect to a Licensed Compound prior to the expiration of the Option Period, then Curis shall have no further obligation to P&G under this Section 5.4 with respect to the applicable Licensed Compound, except that Curis shall not grant a license to any Third Party with respect to such Licensed Compound for use in the Veterinary Field on terms more favorable to such Third Party than those previously offered by P&G without first offering such license to P&G on such more favorable terms for a period of at least 30 days. For purposes of clarification, Curis shall not negotiate with any Third Party regarding the establishment of any collaborative, licensing or distribution arrangement with respect to a Licensed Compound for use in the Veterinary Field unless and until Curis has complied with its obligations under this Section 5.4.

5.5 Negative Covenants.

(a) P&G.    Notwithstanding any other provision of this Agreement to the contrary, in no event shall P&G:

(i) [**] (it being understood that P&G will not [**];

(ii) [**] that P&G shall [**] under this Agreement); or

(iii) [**] for any purpose [**]1.

(b) Curis.    Notwithstanding any other provision of this Agreement to the contrary, in no event shall Curis:

(i) [**] provided in the Research Plan; or

(ii) [**].

5.6 No Implied Licenses.    No right or license under any Patent Rights or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6.	CONSIDERATION.

6.1 Initial Payment.    In consideration of the licenses granted to P&G, within 30 days after the Effective Date, P&G shall pay Curis a one-time, non-refundable, non creditable payment of $500,000.

6.2 Research Funding.    During the Research Term, P&G shall make research funding payments to Curis for the FTE Scientists per year devoted by Curis to the Research Program at the applicable Curis Staffing Level as in effect from time to time in accordance with Section 3.4, quarterly in advance, at the then-applicable FTE Rate; provided, however, that the payments for the first calendar quarter and the last calendar quarter of the Research Term shall be made on a pro rata basis and payment for the first calendar quarter shall be made within 30 days after the Effective Date. Each subsequent payment shall be made quarterly in advance on the first business day of each calendar quarter during the Research Term. Within 30 days following the end of each calendar quarter, Curis shall provide P&G with a list of names of people providing FTE Scientists to the Research Program and the hours worked on the Research Program on a monthly basis. If Curis fails, in any calendar year, to provide the specified Curis Staffing Level, then, in addition to any other rights that P&G has under this Agreement, P&G shall be entitled to a credit in an amount equal to the research funding paid for such calendar year with respect to the number of funded Curis FTE Scientists below the Curis Staffing Level during such calendar year; provided, however, that if the amount of any such credit(s) exceeds the amount of P&G’s remaining research funding obligations under this Section 6.2, then, at Curis’ option, either (a) Curis shall refund to P&G the amount of such excess credit(s), or (b) P&G shall be entitled to credit such amount against its other payment obligations to Curis under this Article 6.

6.3 Equity Investment.    In the event that Curis has provided P&G notice that it will participate in the co-development of a Selected Compound or Product under this Agreement, at the time of such notice, Curis may, at its sole option, request that P&G purchase up to $[**] of Curis common stock on terms and conditions set forth in a stock purchase agreement in a form to be mutually agreed upon by the parties within 90 days after the Effective Date. P&G may, at its sole option, determine whether or not to purchase Curis common stock and, within 30 days, shall notify Curis in writing, of its decision. In the event that P&G elects to purchase Curis common stock, within 30 days, Curis shall notify P&G in writing of the number of shares of Curis common stock to be purchased by P&G; provided, however, that in no event shall the total number of shares purchased by P&G represent more than 19.9% of the outstanding shares of common stock of Curis on the date of purchase. P&G agrees that it will not purchase Curis common stock, other than as provided in this Section 6.3, absent Curis’ prior written approval.

6.4 Milestone Payments.    Subject to the limitations set forth below in this Section 6.4 and 6.10 below, within 30 days after the first occurrence of each of the following events with respect to the first Licensed Compound, Preclinical Compound, Selected Compound or Product, as applicable, to achieve such event (regardless of whether such milestone is achieved by P&G or its Affiliate, but not by their respective Sublicensees), P&G shall notify Curis in writing of the occurrence of such event and, concurrently therewith, pay to Curis the one-time, non-refundable, non creditable milestone payments set forth below (each, a “Milestone Payment”):

Event	Amount Payable†
(1) [**] in the Research Plan, as determined reasonably and in good faith by the RSC in accordance with objective criteria established by the RSC	$1,000,000 (the “First Preclinical Milestone Payment”)

(2) Designation of first Preclinical Compound	$1,800,000

(3) First patient dosed in first Phase 1 Trial of a Selected Compound or Product for any Hair-Growth Indication in any Major Market	$[**] (the “First Phase 1 Milestone Payment”)*

(4) First patient dosed in first Phase 2B Trial of a Selected Compound or Product for a Hair-Growth Indication	$[**] (the “First Phase 2B Milestone Payment”)*

(5) First patient dosed in first Phase 2B Trial of a Selected Compound or Product for a Skin-Related Indication	$[**]*

(6) First patient dosed in first Phase 3 Trial or Phase 2/3 Trial of a Selected Compound or Product for a Hair-Growth Indication	$[**]

(7) First patient dosed in first Phase 3 Trial or Phase 2/3 Trial of a Selected Compound or Product for a Skin-Related Indication	$[**]

Event	Amount Payable†
(8) First NDA approval for a Selected Compound or Product in United States of America for the first Indication to receive such approval	$[**]

(9) First NDA approval for a Selected Compound or Product in Japan for the first Indication to receive such approval	$[**]

(10) First NDA approval for a Selected Compound or Product in a Major Market (other than a Sublicense Country) outside of the United States or Japan for the first Indication to receive such approval	$[**]

(11) First supplemental NDA approval for a Selected Compound or Product in the first Major Market (other than a Sublicense Country) for the second Hair Growth Indication to receive such approval	$[**]

(12) Second supplemental NDA approval for a Selected Compound or Product in the second Major Market (other than a Sublicense Country) for the third Hair Growth Indication to receive such approval	$[**]

(13) Second NDA approval in any Major Market (other than a Sublicense Country) for Skin-Related Indication	$[**]

(14) In the first occurrence of Net Sales of Products in excess of $200,000,000 in any consecutive four fiscal quarters	$[**]

(15) In the first occurrence of Net Sales of Products in excess of $500,000,000 in any consecutive four fiscal quarters	$[**]

†	Each of the Milestone Payment amounts set forth in this Section 6.4 shall be adjusted to reflect increases in the CPI between the Effective Date and the date such payment becomes due, provided that in no event shall any Milestone Payment amount be increased by more than [**]% per year.

*	This Milestone Payment will not be payable if the corresponding milestone event is achieved in the United States and occurs while Curis is co-funding (or obligated to co-fund) Co-Development Expense at either the Lower Level or the Shared Level pursuant to Section 4.2.

The parties expect that the studies required to provide the results that will trigger payment of the First Preclinical Milestone Payment will be completed within four (4) months of availability of sufficient Materials to conduct the applicable studies. However, in the event such studies are not completed by the first anniversary of the Effective Date, $[**] of the First Preclinical Milestone Payment shall be due on such anniversary, and the remainder of the First Preclinical Milestone Payment shall be due upon achievement of the corresponding milestone.

6.5 Royalties on Pharmaceutical Products.    With respect to each Product that is available to end users only by prescription, P&G shall pay to Curis royalties on Net Sales of such Product by P&G and its Affiliates at the applicable rates set forth below (subject to any applicable reduction in accordance with Section 6.7(b)). For purposes of clarification, P&G shall not pay royalties to Curis on Net Sales of Products by Sublicensees under this Section 6.5, but rather shall pay to Curis the applicable percentage of Sublicense Revenue received from such Sublicensee in accordance with Section 6.10; provided, however, that Net Sales by Sublicensees shall be included in determining total worldwide Fiscal Year Net Sales of Products for purposes of calculating royalties under this Section 6.5, as more fully described in Section 6.7(a). If Curis has elected to co-fund at either the Lower Level or the Shared Level, and subsequently terminates such development pursuant to 4.2(b), then royalty rates shall revert to the rate provided below had Curis elected not to co-fund such development.

(a) on that portion of total worldwide Fiscal Year Net Sales of such Product that is less than or equal to $[**]†, either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to

†	Each of the worldwide Fiscal Year Net Sales amounts set forth in subparagraphs (a) through (e) of Sections 6.5 and 6.6 shall be adjusted to reflect increases in the CPI between the Effective Date and the date such payment becomes due, provided that in no event shall any such amount be increased by more than [**]% per year.

Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%). For example, if Curis bears $[**] of Co-Development Expense, the applicable royalty rate for the portion of total worldwide Fiscal Year Net Sales of such Product that is less than or equal to $[**] will be [**]%;

(b) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, 6.0% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, 7.0% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%);

(c) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, 9.0% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, 10.5% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%);

(d) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional 0.1% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); and

(e) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%).

6.6 Royalties on Over-the-Counter Products.    With respect to each Product that is available to end users without a prescription, P&G shall pay to Curis royalties on Net Sales of such Product by P&G and its Affiliates at the applicable rates set forth below (subject to any applicable reduction in accordance with Section 6.7(b)). For purposes of clarification, P&G shall not pay royalties to Curis on Net Sales of Products by Sublicensees under this Section 6.6, but rather shall pay to Curis the applicable percentage of Sublicense Revenue received from such Sublicensee in accordance with Section 6.10; provided, however, that Net Sales by Sublicensees shall be included in determining total worldwide Fiscal Year Net Sales of Products for purposes of calculating royalties under this Section 6.6, as more fully described in Section 6.7(a). If Curis has elected to co-fund at either the Lower Level or the Shared Level, and subsequently terminates such development pursuant to 4.2 (b), then royalty rates shall revert to the rate provided below had Curis elected not to co-fund such development.

(a) on that portion of total worldwide Fiscal Year Net Sales of such Product that is less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%);

(b) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%);

(c) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $400,000 of Co-Development Expense borne by Curis (pro-rated for any increment of less than $400,000) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%);

(d) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**] and less than or equal to $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); and

(e) on that portion of total worldwide Fiscal Year Net Sales of such Product that is greater than $[**], either: (x) if Curis has not elected to co-fund development costs pursuant to Section 4.2, [**]% of such Net Sales; (y) if Curis has elected to co-fund development costs at the Lower Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%); or (z) if Curis has elected to co-fund development costs at the Shared Level pursuant to Section 4.2, [**]% of such Net Sales plus an additional [**]% of such Net Sales for each $[**] of Co-Development Expense borne by Curis (pro-rated for any increment of less than $[**]) that is in excess of $[**] (not to exceed a total royalty rate of [**]%).

6.7 Royalty Calculation; Royalty Reduction.

(a) For purposes of calculating royalties due under Sections 6.5 and 6.6, Net Sales of Products by Sublicensees (excluding Subcontractors) shall be the first dollars counted in calculating Fiscal Year worldwide Net Sales and royalties due hereunder. For example, if, in a given Fiscal Year, worldwide Net Sales of a prescription Product by Sublicensees are $[**] and worldwide Net Sales of such prescription Product by P&G and its Affiliates are $[**] (and assuming Curis has not elected to co-fund Co-Development Expense pursuant to Section 4.2), P&G would owe to Curis:

(i) no royalty on the $[**] of Net Sales of Products by Sublicensees (and P&G would instead make payments to Curis based on Sublicense Revenue received by P&G and its Affiliates from Sublicensees in accordance with Section 6.10);

(ii) a royalty of [**]% on the first $[**] of Net Sales of Products by P&G and its Affiliates (per Section 6.5(a)(x)); and

(iii) a royalty of 6.0% on the next $[**] of Net Sales of Products by P&G and its Affiliates (per Section 6.5(b)(x)).

(b) Royalties under Sections 6.5 and 6.6 shall be payable on Product-by-Product basis during the Royalty Term for such Product in each country; provided, however, that during any portion of the Royalty Term for a Product in a country in which either (a) the manufacture, use or sale of such Product is not covered by a Valid Claim at the time of sale or (b) a generic product containing the same active molecule as such Product is being commercialized by a Third Party, the applicable royalty rates set forth above in Section 6.5 or 6.6, as applicable, shall be reduced by [**]%.

6.8 [**]. If Curis and P&G reasonably determine that [**][**]. The parties acknowledge and agree that [**][**] as follows:

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]

6.9 P&G’s Third Party Agreements.    P&G shall be solely responsible for all royalty and other payment obligations to Third Parties that may accrue as a result of the development, manufacture or commercialization of Licensed Compounds, Preclinical Compounds, Selected Compounds and Products by P&G, its Affiliates and their respective Sublicensees (other than Curis’ obligations under its license agreements with the President and Fellows of Harvard College and The Johns Hopkins University), except that if P&G, its Affiliate or any of their respective Sublicensees is required to obtain a license under the Patent Rights of a Third Party, which Patent Rights, in the absence of such license, would be infringed by the practice of the Curis Technology in the manufacture, use or sale of any Product, then [**]% of the royalties actually paid to such Third Party by P&G, its Affiliates and their respective Sublicensees for sale of such Product in a country for a calendar quarter shall be creditable against the royalty payments due Curis by P&G pursuant to Section 6.5 or 6.6 (as applicable) with respect to the sale of such Product in such country. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the royalties owed by P&G to Curis with respect to Net Sales of any Product for any calendar quarter in any country be reduced by more than [**]% as a result of all royalty reductions to which P&G may be entitled under Sections 6.7 and 6.9 in the aggregate.

6.10 Sublicense Revenue.

(a) If P&G licenses a Selected Compound or Product to a Sublicensee or Sublicensees in any country (each, a “Sublicense Country”), P&G shall pay to Curis a percentage of total Sublicense Revenue from each such Sublicensee up to a maximum of the revenue that Curis would have received from P&G if there were no Sublicensee in such country and P&G had made such sales itself. The applicable percentage of Sublicense Revenue payable by P&G in any Sublicense Country will be based upon when in the development by P&G of the Selected Compound or Product P&G enters into the license agreement with the Sublicensee for such Sublicense Country and whether and to what extent Curis co-funds Co-Development Expense, according to the following schedule:

Percentage of Sublicense Revenue Payable to Curis
Time of Entry into Third Party License	No Co-Funding of Co-Development Expense		Co-Funding of Co-Development Expense at Lower Level		Co-Funding of Co-Development Expense at Shared Level
Prior to dosing of first patient in first Phase 2 Trial	[**]	%	[**]	%	[**]	%

After dosing of first patient in first Phase 2 Trial but before first Regulatory Approval in the applicable Sublicense Country	[**]	%	[**]	%	[**]	%

After first Regulatory Approval in the applicable Sublicense Country	[**]	%	[**]	%	[**]	%

(b) The parties acknowledge and agree that the intent of this Section 6.10 is to facilitate Product development and commercialization in the event that licensing of the right to develop and/or commercialize Product in such country(ies) to a Third Party is the most expeditious manner in which to obtain, and/or to maximize the chances of obtaining, Regulatory Approval of Product in such country, or is the only commercially feasible way for P&G to develop and commercialize Product in such country (by way of example and not limitation, in the case of a country, such as Japan, with regulatory requirements applicable to pharmaceutical products that differ substantially from U.S. regulatory requirements). P&G agrees to use good faith in the exercise of its rights under this Section 6.10 and to avail itself of the provisions of this Section 6.10 in a country only if P&G determines that, in the absence of a Third Party licensing arrangement, development and commercialization of Product in such country is not commercially justified in P&G’s business judgment. The parties further acknowledge and agree that this Section 6.10 is not intended as a mechanism for P&G to avoid its milestone payment obligations under Section 6.4 in the absence of compelling commercial justification as described in the first sentence of this Section 6.10(b), and if P&G exercises its rights under this Section 6.10 in any country, P&G shall promptly present to Curis reasonable supporting evidence of the commercial necessity of such licensing arrangement in such country. In addition, P&G agrees that the Sublicensing Revenue terms it negotiates with any Third Party licensee will be commercially reasonable, without taking into consideration any actual or proposed agreement, arrangement or relationship between P&G or its Affiliate and the Third Party licensee for any product or technology other than Licensed Compounds and Products.

(c) For purposes of this Section 6.10 only, a Subcontracting Arrangement shall not be considered a license (notwithstanding any license granted to the Subcontractor in order to enable the Subcontractor to perform the subcontracted activities), and P&G shall be obligated to pay royalties under Section 6.5 or 6.6, as applicable, with respect to Net Sales of Products, as applicable, if P&G or its Affiliate retains material Product development and/or commercialization rights in such country(ies).

7.	PAYMENT; RECORDS; AUDITS.

7.1 Payment; Reports.    Royalties and payments based on Sublicense Revenue shall be calculated and reported for each calendar quarter. All payments due to Curis under this Agreement shall be paid within 45 days after the end of each calendar quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Products by P&G, its Affiliates and their respective Sublicensees and of Sublicense Revenue received by P&G and its Affiliates in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the royalties payable, the method used to calculate the royalties, the amount and type of Sublicense Revenue received on a country-by-country basis, and the exchange rates used to calculate payments to Curis hereunder.

7.2 Exchange Rate; Manner and Place of Payment.    All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at the exchange rate for the currency of the country from which the royalties are payable that P&G uses throughout its worldwide accounting system for the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Curis, unless otherwise specified in writing by Curis.

7.3 Income Tax Withholding.    Curis will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by P&G, P&G will (a) deduct such taxes from the payment made to Curis, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Curis and certify its receipt by the taxing authority within 30 days following such payment.

7.4 Audits.    During the Term and for a period of three (3) years thereafter, P&G shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products and to Sublicense Revenue and Co-Development Expense (if any) in sufficient detail to permit Curis to confirm the accuracy of all royalties and Sublicense Revenue payments due to Curis and all payments of Co-Development Expense due by Curis hereunder. Curis shall have the right to cause an independent, certified public accountant reasonably acceptable to P&G to audit such records to confirm Net Sales, royalties, Sublicense Revenue and Co-Development Expense for a period covering not more than the preceding three (3) years. Such audits shall be exercised during normal business hours upon reasonable prior written notice to P&G, provided that no more than one such audit may be conducted in any calendar year and that any given period may be audited only one time. Prompt adjustments shall be made by the parties to reflect the results of such audit. Curis shall bear the full cost of such audit unless such audit discloses an underpayment by P&G of more than 5% of the amount of payments due under this Agreement and/or an overstatement by P&G or overpayment by Curis of more than 5% of the amount of Co-Development Expense, in which case P&G shall bear the full cost of such audit and shall promptly remit to Curis the amount of any underpayment and/or reimburse to Curis the amount of any overpayment of Co-Development Expense.

7.5 Late Payments.    In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

8.	INTELLECTUAL PROPERTY.

8.1 Inventions.

(a) Curis.    Subject to the rights and licenses granted each party under this Agreement, Curis shall own the entire right, title and interest in and to all Inventions (and Patent Rights thereon) made solely by employees of Curis or one of its Affiliates or any Third Party acting on behalf of Curis or its Affiliate (or solely by such employees and Third Parties performing work under the Research Program) in the conduct of the Research Program.

(b) P&G.    Subject to the rights and licenses granted each party under this Agreement, P&G shall own the entire right, title and interest in and to all Inventions (and Patent Rights thereon) made solely by employees of P&G or one of its Affiliates or any Third Party acting on behalf of P&G or its Affiliate (or solely by such employees and Third Parties performing work under the Research Program) in the conduct of the Research Program.

(c) Joint Inventions.    The parties shall jointly own all Joint Inventions and Joint Patent Rights and, subject to the rights and licenses granted to each party under this Agreement, each party may make, use, sell, keep, license, assign or mortgage Joint Inventions and Joint Patent Rights and otherwise undertake all activities a sole owner might undertake with respect to such Joint Inventions and Joint Patent Rights, without the consent of and without accounting to the other party.

(d) Disclosure.    Each party shall promptly disclose to the other party the making, conception or reduction to practice of Inventions by employees of such party or its Affiliate or any Third Party acting on behalf of such party. Each party represents and agrees that all employees of such party and its Affiliates and Third Parties acting on its behalf in performing its obligations under the Research Program shall be obligated under a written binding agreement to assign to it all Inventions made or conceived by such employee or Third Party and any Patent Rights and other intellectual property rights therein. Each party agrees to execute such assignments and take such further actions as are reasonably necessary to vest in the other party the ownership rights set forth above in this Section 8.1.

(e) Dispute Resolution.    Any dispute between the parties regarding the inventorship of an Invention shall be resolved through appointment of an independent patent counsel, mutually acceptable to the parties, after consideration of all evidence submitted by the parties. The expense of the independent patent counsel shall be borne equally by the parties.

8.2 Patent Applications.

(a) Filing, Prosecution and Maintenance of Patent Rights.

(i) Curis Patent Rights.    As between the parties, Curis shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, all patent applications and patents included within the Curis Patent Rights, including, without limitation, Patent Rights claiming Inventions made solely by Curis in connection with the research, development, manufacturing or commercialization of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field. Curis shall advise and, to the extent practicable in light of Curis’ rights [**] under any other agreement between Curis and a Third Party, consult with P&G in the preparation, filing, prosecuting and maintaining of Curis Patent Rights. Curis shall give timely notice to P&G of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Curis Patent Right as to which Curis (and not [**] any Third Party) controls preparation, filing, prosecution and maintenance on a country-by-country basis and, in such case, shall permit P&G, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Curis Patent Right. If P&G takes such responsibility then such patent application or patent will no longer be considered a Curis Patent Right, and P&G shall have an exclusive, royalty-free, fully-paid license to such Patent Right.

(ii) P&G Patent Rights.    P&G, at its own expense, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, all patent applications and patents included within the P&G Patent Rights, including, without limitation, any Inventions made by P&G or any inventions otherwise made by or on behalf of P&G in connection with the research, development, manufacturing or commercialization of any Licensed Compound, Preclinical Compound, Selected Compound or Product in the P&G Field.

(iii) Joint Patent Rights.    P&G shall have the first right to file, prosecute and maintain patent applications and patents within the Joint Patent Rights. If P&G decides not to file a patent application on any Joint Invention, or ceases to diligently pursue prosecution or procurement, or fails to maintain the same in any country, Curis shall have the right to file patent applications, control prosecution and procurement, and maintain procured patents within the Joint Patent Rights.

(iv) Cooperation; Review and Comment.    To the extent that a party is responsible (as between the parties to this Agreement) for filing or prosecution of a patent application included within the Curis Patent Rights or the Joint Patent Rights, that party shall give the other party an opportunity to review and comment upon the text of such applications before filing, shall consult with such party with respect to such applications, and shall supply such party with a copy of such applications as filed, together with notice of its filing date and serial number. The receiving party shall provide comments on patent applications and other documents to be submitted to any patent office within 15 business days after receiving the same for review. Each party shall keep the other party advised on the status of the prosecution of all patent applications and the maintenance of any patents included within the Curis Patent Rights or the Joint Patent Rights and shall consult with and provide such party with reasonable opportunity to comment on all correspondence received from and all submissions to be made to any government patent office or authority with respect to any such patent application or patent.

(b) Patent Costs.

(i) Curis Patent Rights.    The parties agree that P&G (A) shall reimburse Curis for [**]% of the actual reasonable out of pocket costs incurred by Curis after the Effective Date and either (x) before January 1, 2006 or (y) at any time if such costs are incurred in connection with the translation and national conversion of the European patent application included in the Curis Patent Rights known as CUR-081-CP3EP (EP 1272168) (“Translation Costs”), and [**]% of the actual reasonable out of pocket costs incurred by Curis on or after January 1, 2006 (excluding the Translation Costs) for the prosecution and maintenance of those patent applications and patents included within the Curis Patent Rights, which patent applications and patents are exclusively licensed to P&G in the P&G Field under Section 5.1 hereof and are not licensed to any Third Party at the time such costs are incurred; and (B) shall reimburse Curis for a pro rata share (as provided below) of the reasonable out of pocket costs incurred after the Effective Date by Curis for the prosecution and maintenance of those patent applications and patents included within the Curis Patent Rights that are exclusively licensed to P&G in the P&G Field under Section 5.1 hereof at the time such costs are incurred and are also licensed to one or more other Third Parties in such Third Parties’ respective fields (such costs incurred pursuant to the preceding clauses (A) and (B) being hereinafter collectively referred to as “Curis Patent Costs”). Such reimbursement under Section 8.2(b)(i)(B) shall be made on a pro rata basis such that the cost is equally divided among P&G and such other Third Parties. Notwithstanding the foregoing, P&G shall not be obligated to reimburse Curis for its share of Curis Patent Costs until the First Preclinical Milestone Payment becomes payable, at which time Curis shall invoice P&G for, and P&G shall pay to Curis, all Curis Patent Costs incurred up to such time. Curis represents and warrants that, as of the Effective Date, Curis’s good faith estimate of the total amount of the Curis Patent Costs for the period from the Effective Date through December 31, 2006 that P&G will be obligated to reimburse hereunder will be less than $[**]. However, P&G acknowledges that the foregoing is only an estimate and is based on Curis’ patent prosecution strategy as of the Effective Date and data available to Curis as of the Effective Date, including but not limited to information provided by external U.S. patent counsel and foreign patent counsel associates with respect to anticipated filing, prosecution, maintenance and translation fees. Curis shall invoice P&G on a monthly basis for P&G’s share of patent costs under this Section 8.2(b). Such invoice shall be itemized and shall be due within 30 days of receipt by P&G. P&G may, in respect of any patent application or patent within the Curis Patent Rights prosecuted and maintained by Curis in any country, notify Curis that it will not continue to pay costs incurred by Curis as otherwise required under this Section 8.2(b) and thereafter P&G shall no longer be entitled to any rights under this Agreement with respect to such patent application or patent in such country and such patent application or patent in such country shall cease to be included in the Curis Patent Rights. In no event shall any such election by P&G not to continue to pay patent costs in respect of any patent application or patent within the Curis Patent Rights relieve P&G of its obligation to reimburse its share of patent costs incurred up to and including the date upon which Curis receives notice of such election.

(ii) P&G Patent Rights.    In respect of P&G Patent Rights, P&G shall be solely responsible for the costs of such patent prosecution, maintenance and other fees associated therewith.

(iii) Joint Patent Rights.    In respect of Joint Patent Rights, P&G shall be solely responsible for the costs of such patent prosecution, maintenance and other fees associated with such patent applications and patents within the Joint Patent Rights which are exclusively licensed to P&G in the P&G Field under Section 5.1 hereof; provided, however, that Curis shall reimburse P&G for [**] percent ([**]%) of the out of pocket expenses incurred by P&G in connection with the filing, prosecution or maintenance of any such patent applications or patents within the Joint Patent Rights that, at the time such costs are incurred, are also licensed by Curis to one or more other Third Parties in such Third Parties’ respective fields.

(c) Cooperation.    Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants reasonably necessary or appropriate to enable the other party to file, prosecute and maintain patent applications and resulting patents with respect to Joint Inventions and, in the case of patent applications and resulting patents within the Curis Patent Rights filed, prosecuted and maintained by P&G under Section 8.2(a), with respect to Inventions or inventions within the Curis Technology that relate to the composition of matter or use of a Licensed Compound, Preclinical Compound, Selected Compound or Product, and shall provide access to such documents and other information as may be reasonably required by the other party for such purposes. Each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party. Each party shall keep the other party informed as to the status of any patent applications filed hereunder and Patent Rights issued thereon. In the event that either party undertakes to file patent applications under Section 8.2(a) above, the other party shall cooperate in the same manner with respect to such patent application(s), and do such other acts as may be necessary or appropriate to secure patent protection, with respect to such Joint Inventions.

8.3 Patent Term Extensions.    Each party shall notify the other party of the issuance of each patent included within the Curis Patent Rights, P&G Patent Rights or Joint Patent Rights that claim any Product, including the composition of any ingredient, its manufacture or use, where extension is possible, giving the date of issue and patent number for each such patent. Subject to Curis’ obligations [**], the parties shall use Commercially Reasonable Efforts to obtain all available supplementary protection certificates and other extensions of such Patent Rights (including those available under the Hatch-Waxman Act). Each party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other party to obtain such extensions. The parties shall cooperate with each other in gaining patent term restorations, extensions and/or supplementary protection certificates (“SPC”) wherever applicable to Curis Patent Rights, P&G Patent Rights or Joint Patent Rights covering Products to the extent practicable in light of Curis’ obligations [**]. The party first eligible to seek patent term restoration or extension of any such patent or any SPC related thereto shall have the right to do so; provided, that if in any country the first party has an option to extend the patent term for only one of several patents, the first party will consult with the other party before making the election. If more than one patent is eligible for extension or patent term restoration, the RSC shall agree upon a strategy that will maximize patent protection for Products. All filings for such extensions and certificates shall be made by the party to whom the patent is assigned, provided, that in the event that the party to whom the patent is assigned elects not to file for an extension or SPC, such party shall (i) inform the other party of its intention not to file and (ii) grant the other party the right to file for such extension or certificate on behalf of such party. The parties acknowledge that Curis’ patent obligations [**] may take precedence over P&G’s rights, but the parties agree to use diligent efforts to keep each other informed of such precedence as they arise.

8.4 Patent Certifications.

(a) Notice; Actions.    Each party shall immediately give notice to the other of any certification filed under the Hatch-Waxman Act claiming that any of the Curis Patent Rights, P&G Patent Rights or Joint Patent Rights that covers any Product is invalid or that any infringement will not arise from the manufacture, use or sale of any Product in the P&G Field by a Third Party. If the party entitled to bring an action with regard to potential infringement under Section 8.5 decides not to bring infringement proceedings against the entity making such a certification with respect to any Curis Patent Rights or Joint Patent Rights pursuant to Section 8.5, such party shall give notice to the other party of its decision not to bring suit, and the other party may then, but is not required to, bring suit against the Third Party that filed the certification to the extent such other party would be entitled to bring an action under Section 8.5. Any suit by either party may be in the name of either or both parties, as may be required by law. For this purpose, the party not bringing suit shall execute such documents necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

(b) Regulatory Listings.    To the extent required by law, P&G shall use its Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the term of this Agreement correct and complete listings of applicable Patent Rights for any Product then being commercialized by P&G, including all so called “Orange Book” listings required under the Hatch-Waxman Act. In furtherance thereof, Curis shall provide P&G with written notice of the issuance of any patent included in the Curis Patent Rights within 10 days after such issuance.

8.5 Enforcement of Patent Rights.

(a) Notice.    If Curis or P&G has knowledge of any suspected infringement of any of the Curis Patent Rights, P&G Patent Rights or Joint Patent Rights by Third Parties making, using or selling a product containing a Licensed Compound, Preclinical Compound, Selected Compound in the P&G Field or misappropriation of other Curis Technology or P&G Technology in the P&G Field, the party having such knowledge shall promptly inform the other party of such infringement.

(b) Course of Action.

(i) Consultation.    P&G and Curis shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both parties, to terminate any such infringement of any of the Curis Patent Rights, P&G Patent Rights or Joint Patent Rights in the P&G Field or misappropriation of other Curis Technology or P&G Technology in the P&G Field, subject to any obligations Curis may have to Third Party to whom Curis grants or has granted a license under Curis Patent Rights or Joint Patent Rights.

(ii) Curis Patent Rights.    As between the parties, Curis shall have the sole right to take action, including the initiation and prosecution of legal action, to terminate any such infringement of any of the Curis Patent Rights, or to control the defense of any declaratory relief action relating thereto, at its own expense. If Curis and, if applicable, any Third Party having a prior right to enforce a Curis Patent Right determine not to initiate such action or defense such declaratory relief action, Curis shall provide P&G with prompt written notice thereof. Upon notice to Curis and subject to the rights of [**] any other Third Party to whom Curis grants or has granted a license under the Curis Patent Rights to be advised of or participate in such action, P&G shall have the right but not the obligation to initiate and prosecute such legal action, or to control the defense of any declaratory relief action relating thereto, at its own expense.

(iii) Joint Patent Rights.    Upon notice to Curis, P&G shall have the first right to take action, including the initiation and prosecution of legal action, to terminate any such infringement of any of the Joint Patent Rights, or to control the defense of any declaratory relief action relating thereto, at its own expense. P&G shall promptly inform Curis if it elects not to exercise such first right, but in any event within (A) 90 days after such notice of such infringement or (B) 10 days before the time limit, if any set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, and Curis shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action, at its own expense.

(c) Cooperation.    For any such action to terminate any infringement of Curis Patent Rights or Joint Patent Rights, in the event that P&G is entitled to bring such action as provided in Section 8.5(b) but is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable in order to obtain an effective remedy, Curis will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for P&G to initiate litigation to prosecute and maintain such action. If Curis initiates any such action as permitted by Section 8.5(b), P&G shall cooperate in a similar manner. In connection with any action, P&G and Curis will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. Each party may be represented by counsel of their choice in any such action.

(d) Settlements; Recoveries.    No settlement, compromise or other disposition of any such proceeding which concerns the validity of any Curis Patent Rights claiming the manufacture, use or sale of a Licensed Compound or Product in the P&G Field shall be entered into without both Curis’ and P&G’s prior written consent, which consent will not be unreasonably withheld. No settlement, compromise or other disposition of any such proceeding which concerns the validity of any Joint Patent Rights shall be entered into without the prior written consent of Curis and P&G, which consent will not be unreasonably withheld. Subject to the rights [**] with respect to recoveries attributable in whole or in part to infringement of the Curis Patent Rights [**], and except as otherwise agreed to by the parties, any recovery obtained as a result of such action to terminate any infringement of any of the Curis Patent Rights or Joint Patent Rights in the P&G Field or misappropriation of other Curis Technology in the P&G Field, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of each party’s out-of-pocket expenses in bringing such action (including any advisory counsel), and the balance shall be allocated as follows:

(i) any portion of such recovery in any action brought by either party that is attributable to lost sales or lost profits from Products shall be awarded to P&G with Curis receiving its royalties on such recovery based on the average of the royalty rates applicable to such Product under Section 6.5 or 6.6, and any portion of such recovery in any action brought by P&G that is awarded as a reasonable royalty on Products shall be awarded [**]% to P&G and [**]% to Curis, and

(ii) any remaining recovery (i.e., consequential or other special damages) shall be shared by the parties in proportion to the expenses paid by each party.

8.6 Cooperation.    In any suit, action or proceeding referred to in this Article 8 (regardless of which party commences or defends), each party shall, at its own expense, fully cooperate with the other party and supply all assistance reasonably requested by the party carrying on the proceeding, including providing the other party with such witnesses, documents and records and other evidence as may be reasonably requested.

8.7 Revocation or Invalidity Actions.    In the same manner as provided in Section 8.5, each party shall have the right to defend, at its own expense, all suits or proceedings seeking to have any of the respective Curis Patent Rights, P&G Patent Rights or Joint Patent Rights revoked or declared invalid, unpatentable, unenforceable or not infringed. All costs and expenses (including attorneys’ fees) incurred in such action shall be payable by the party taking such action.

8.8 Patent Infringement Claims.

(a) Notice.    Each party shall notify the other party promptly in writing of any claim of, or action for, infringement of any patents or misappropriation of trade secret rights of any Third Party which is threatened, made or brought against either party by reason of the development, manufacture, use or sale of any Licensed Compound, Preclinical Compound, Selected Compound or Product by either party.

(b) Course of Action.    In the event that an action for infringement is commenced against either party, its Affiliates, its licensees or its sublicensees as a result of the development, manufacture, use or sale of a Licensed Compound, Preclinical Compound, Selected Compound or Product exclusively licensed to P&G hereunder, P&G shall defend such action at its own expense, and Curis hereby agrees to assist and cooperate with P&G, at its own expense, to the extent necessary in the defense of such suit. P&G shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of Curis and its Affiliates (including any Curis Patent Rights). Except as set forth in Section 6.9, P&G shall have full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party. Any and all damages and awards received by P&G as a result thereof (e.g., as a result of a counterclaim) shall be allocated between the parties in the same manner as provided in Section 8.5(d).

9.	CONFIDENTIALITY.

9.1 Confidentiality.    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential information (including without limitation, Information) of the other party furnished to it by the other party or otherwise obtained pursuant to this Agreement (collectively, “Confidential Information”). Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of which it is aware.

9.2 Exceptions.    Confidential Information shall not include any information that the receiving party can prove by competent written evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

(c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or

(d) was independently discovered or developed by or on behalf of the receiving party without the use of the Confidential Information belonging to the other party.

9.3 Authorized Disclosure.    Each party may disclose Confidential Information belonging to the other party to the extent such other party provides written permission to disclose such Confidential Information, or if such disclosure is reasonably necessary in the following instances:

(a) prosecuting Patent Rights;

(b) regulatory filings;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations or making available clinical data through clinical trial registries or similar mechanism in accordance with applicable policies; and

(e) disclosure to Affiliates, licensees or sublicensees (including potential licensees or sublicensees), employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties or the performance of its obligations or exercise of its rights under this Agreement, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 9.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and, with respect to Section 9.3(c) or (d), use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.4 Publications.    Each party to this Agreement recognizes that the publication of papers containing results of and other information regarding development of Licensed Compounds, Preclinical Compounds, Selected Compounds and Products (except as provided hereinafter), including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential

Information included in any United States or foreign application until such United States or foreign patent application has been published. Accordingly, the other party shall have the right and obligation to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts. Before either party may submit any paper, oral presentation or abstract for publication, the party proposing publication shall deliver a complete copy of such materials to the other party (and will use commercially reasonable efforts to deliver such copy at least 30 days prior to submitting the paper to a publisher or the date set for presentation). The other party shall review any such paper and give its comments to the publishing party within 10 days of the delivery of such paper to the other party. With respect to oral presentation materials, the other party shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the other party. With respect to abstracts, the other party shall make reasonable efforts to expedite review of such abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 10 days from the date of delivery to the other party. The publishing party shall comply with the other party’s request to delete references to the non-publishing party’s Confidential Information in any such paper or other materials. Notwithstanding anything to the contrary in this Agreement, neither party shall have the right to publish in any form any Confidential Information of the other party without such other party’s prior written consent.

9.5 Press Release.    It is understood that Curis intends to issue a press release announcing the execution of this Agreement and that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities thereunder. The parties agree to consult and share drafts of proposed press releases with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure, but that the occurrence of such disclosures will be provided to the other party at least 72 hours prior to such disclosure to the extent practicable. Each party agrees to review each press release within 48 hours after receiving the press release from the other party. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement that have already been publicly disclosed in accordance herewith.

9.6 SEC Filings.    The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by applicable laws, rules or regulations. The parties agree that either party may make such disclosures pursuant to Form 8-K or otherwise as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. The parties shall consult with one another before any such filing, and shall seek protection for any Confidential Information.

10.	REPRESENTATIONS AND WARRANTIES.

10.1 Representations and Warranties.    Each of Curis and P&G hereby represents, warrants, and covenants to the other party as follows as of the Effective Date:

(a) Corporate Power.    It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization.    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement.    This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it do not conflict with, or require the consent of a Third Party under any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (other than consents that have been obtained prior to the

Effective Date), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Grant of Rights; Maintenance of Agreements.    It has not granted, and will not grant during the Term, any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations in accordance with the terms of this Agreement.

(e) No Representation Regarding Tax Consequences.    No person has made or provided a written or oral statement to such party as to the potential tax consequences that may be result from any of the transactions contemplated by this Agreement.

10.2 Additional Representations and Warranties of Curis.    In addition to the representations and warranties made by Curis elsewhere in this Agreement, Curis hereby represents, warrants, and covenants to P&G as of the Effective Date that:

(a) Curis has sufficient rights in the Curis Patent Rights listed on Exhibit A to grant the licenses granted to P&G hereunder.

(b) Curis is not aware of any action, suit or inquiry or investigation instituted by or before any court or governmental agency that questions or threatens the validity of any of the Curis Patent Rights listed on Exhibit A hereto.

(c) Curis has not received any notice from any Third Party alleging that the practice of any of the Curis Patent Rights listed on Exhibit A infringes the intellectual property rights of such Third Party.

(d) Curis has not pledged, assigned or granted any security interest in any of the Curis Patent Rights listed on Exhibit A hereto to any Third Party. In addition, Curis shall not, during the Term, pledge, assign or grant any security interest in any of the Curis Patent Rights to any Third Party.

10.3 Disclaimer.    EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test conducted under or pursuant to this Agreement or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

11.	TERM; TERMINATION.

11.1 Term.    The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 11, shall continue in effect until six months after the expiration of the last Royalty Term for any Product.

11.2 Termination by P&G Without Cause.    During the initial 12-month period following the Effective Date, this Agreement may not be terminated, except in the case of failure of all, or all but one, of the Licensed Compounds [**] specified in the Research Plan, as determined reasonably and in good faith by the RSC in accordance with objective criteria established by the RSC. In the event of such failure, P&G may terminate the Agreement and related research obligations, with 45 days prior written notice. Following the initial 12-month period, P&G shall have the right to terminate this Agreement upon at least six (6) months prior written notice to Curis.

11.3 Termination for Material Breach.    Upon or after the breach of any material provision of this Agreement by a party (the “Defaulting Party”), the other party (the “Non Defaulting Party”) may notify the

Defaulting Party of such breach, which notice shall specify the particulars of such breach with reference to the particular sections of this Agreement that have been breached, and require that the Defaulting Party cure such breach within 60 days (10 days in the event of a payment default); provided, however, that if (i) such breach (other than any payment default) is capable of being cured, but not within such 60 day period, and (ii) the Defaulting Party uses commercially reasonable efforts to cure such breach, such 60 day period shall be extended for so long as diligent efforts are being applied to cure such breach (but not longer than 12 months). If the Defaulting Party has not cured the breach by the end of the cure period specified in this Section 11.3, the Non Defaulting Party may terminate this Agreement immediately upon written notice to the Defaulting Party.

11.4 Effects of Termination.

(a) Termination by P&G under Section 11.2 or by Curis under Section 11.3.    If P&G terminates this Agreement under Section 11.2 or Curis terminates this Agreement under Section 11.3, (i) all licenses granted to P&G by Curis and all licenses granted to Curis by P&G under this Agreement shall terminate, (ii) from and after such termination, P&G shall not, directly or indirectly, develop or commercialize any Licensed Compound, Preclinical Compound, Selected Compound and/or Product, (iii) any permitted sublicenses granted by P&G under Section 5.1 shall remain in effect but shall be assigned to Curis; and (iv) Curis shall have the exclusive option to acquire from P&G (with the right to license or sublicense) all data generated by P&G and all INDs, NDAs, Regulatory Approvals and other regulatory submissions, synthetic routes, process improvements, clinical data, promotional, advertising, marketing and distribution rights or contracts, and other similar information and items related to the Licensed Compounds, Preclinical Compounds, Selected Compounds and/or Products Controlled by P&G on commercially reasonable terms to be mutually agreed to by the parties.

(b) Termination by P&G under Section 11.3.    Upon termination of this Agreement in accordance with Section 11.3 for breach by Curis, all rights and licenses granted by Curis to P&G under this Agreement shall terminate, subject to P&G’s right to seek damages based on such breach. For the avoidance of doubt, however, nothing in Section 11.3 or elsewhere in this Agreement shall require P&G to terminate this Agreement in the event of a material breach by Curis.

(c) Return of Confidential Information.    Within 30 days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights as provided in this Section 11.4, each party shall deliver to the other party all embodiments of any and all Confidential Information of the other party (including all copies thereof) in its possession except for one copy to be kept as an archive in such party’s legal files.

11.5 Bankruptcy.    Each party may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to the other party in the event such other party (the “Insolvent Party”) shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for 60 days undismissed, unbonded and undischarged. The parties agree that the parties, as licensees of rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the other party shall, to the extent not prohibited by applicable law, be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under clause (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the other party.

11.6 Accrued Rights; Survival.    Expiration or termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of such expiration or termination. Except to the extent expressly provided otherwise in this Agreement, all of the parties’ rights and obligations under Section 1, 3.8 (last sentence only), 7.4, 7.5, 8.1, 8.2(a)(iii), 8.2(a)(iv), 9, 10.3, 11, 12.1, 12.2, 12.3, 12.4 and 13 shall survive any expiration or termination of this Agreement.

11.7 Exercise of Right of Termination.    The use by either party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

11.8 Default; Remedies.    Subject to Section 11.7, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.	INDEMNITY; INSURANCE.

12.1 Indemnification by P&G.    P&G hereby agrees to indemnify, defend and hold harmless Curis and its Affiliates and their respective employees, officers, directors and agents (each, a “Curis Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, “Liability”) to which any Curis Indemnified Party may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Liability arises directly or indirectly out of: (a) the practice by or on behalf of P&G or its Affiliates or Sublicensees (other than Curis) of any license granted to it hereunder, (b) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Compound, Preclinical Compound, Selected Compound or Product by or on behalf of P&G or its Affiliates or Sublicensees (other than Curis), (c) the material breach by P&G of any warranty, representation, covenant or agreement made by P&G in this Agreement, or (d) the negligence or willful misconduct of any P&G Indemnified Party; except, in each case, to the extent such Liability results from the negligence or willful misconduct of any Curis Indemnified Party or the material breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement.

12.2 Indemnification by Curis.    Curis will indemnify, defend and hold harmless P&G and its Affiliates and their respective employees, officers, directors and agents (each, a “P&G Indemnified Party”) from and against any and all Liability to which any P&G Indemnified Party may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Liability arises directly or indirectly out of: (a) the practice by or on behalf of Curis or its Affiliates or sublicensees (other than P&G) of any license granted to it hereunder, (b) the development manufacture, use, handling, storage, sale or other disposition of any Excluded Compound or, if applicable under Section 11.4(a), any Licensed Compound or Product by or on behalf of Curis or its sublicensees (other than P&G), (c) the material breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement, or (d) the negligence or willful misconduct of any Curis Indemnified Party; except, in each case, to the extent such Liability results from the negligence or willful misconduct of any P&G Indemnified Party or the material breach by P&G of any warranty, representation, covenant or agreement made by P&G in this Agreement.

12.3 Procedure.    Each party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any party in respect of which indemnity may be sought pursuant to this Section 12, such party shall promptly notify the indemnifying party in writing within 20 days after such a claim of action, proceeding or lawsuit has been filed, initiated or served and the indemnifying party and the party seeking indemnification shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and shall pay the fees and expenses of such counsel related to such proceeding. The indemnified party shall cooperate with the indemnifying party in the defense of such matter. In any such proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnifying party shall not, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which the indemnified party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the indemnified party, unless such settlement includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of such proceeding.

12.4 Insurance.    Each party further agrees to use its commercially reasonable efforts to obtain and maintain, during the term of this Agreement, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 12.1 or 12.2, as applicable, or self-insurance, with limits of not less than five million dollars ($5,000,000.00) per occurrence and in the aggregate. Insurance (other than self-insurance) shall be secured with carriers having an A.M. Best Rating of A-VII or better. Neither party’s policy shall be canceled, changed or subject to non-renewal without the other party receiving 30 days prior written notice.

13.	MISCELLANEOUS.

13.1 Assignment.    This Agreement may not be assigned or otherwise transferred by a party without the written consent of the other party; provided, that, either P&G or Curis may, without such consent, assign this Agreement to an Affiliate or in connection with the transfer or sale of all or substantially all of its business related to this Agreement, including, without any limitation, through any merger, consolidation, sale of stock, sale of assets or similar transaction. In the event of such transaction, however (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation that such party then has hereunder.

13.2 Force Majeure.    Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any of its obligations under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party or from fire, floods, embargoes, war, acts of war (whether war be declared or not), terrorist actions, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, plague of locusts or other plague of biblical proportion, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, that the affected party uses reasonable efforts to prevent and mitigate the effect of any such cause.

13.3 Notices.    Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee:

If to P&G:	Procter & Gamble Company
Health Care Research Center
8700 Mason-Montgomery Road
Mason, OH 45040
Attention: Associate General Counsel—Patents
Fax: (513) 622-3300

If to Curis:	Curis, Inc.
61 Moulton Street
Cambridge, MA 02138
Attention: President
Fax: (617) 354-2407

13.4 Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

13.5 Dispute Resolution.

(a) Resolution of Disputes.    The parties recognize that disputes as to certain matters may from time to time arise which relate to either party’s rights and obligations hereunder or other matters arising under or related to this Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in Section 13.5 if and when such a dispute arises between the parties.

(b) Arbitration Procedures.

(i) Discussions Between the Parties.    If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement, but specifically excluding any claim, dispute or controversy arising with respect to the RSC or a CDSC for which the parties have established a complete dispute resolution mechanism under Sections 2.3 and 4.3, respectively (each, a “Claim”), arises between the parties and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to refer the Claim to the President of Procter & Gamble Pharmaceuticals and the Chief Executive Officer of Curis, or their respective designees, for resolution. If, after an additional 60 days, such officers or their designees have not succeeded in negotiating a resolution of the dispute, then, upon the written request of either party, such dispute shall be resolved by final and binding arbitration in accordance with Section 13.5(b)(ii).

(ii) Arbitration.    Claims between the parties under this Section 13.5(b) shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be held in New York, New York and shall be conducted by three arbitrators who are knowledgeable in the subject matter at issue in the dispute. One arbitrator will be selected by Curis, one arbitrator will be selected by P&G, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties, provided that if a party fails to select an arbitrator within 30 days of the request for arbitration, the arbitrator that was to be selected by such party shall be appointed in accordance with the rules of the AAA. During the period prior to the hearing, each party shall have the right to conduct up to two depositions and to submit up to 20 document requests to the other party. At least 15 days before the scheduled date of the hearing, each party shall submit to the arbitrators and the other party its proposed written award and statement of decision (each, a “Proposal”) regarding the matter(s) in dispute, including the calculation of any damage award requested by such party and an explanation of such party’s rationales for such Proposal. The arbitrators may proceed to an award, notwithstanding the failure of either party to participate in the proceedings and/or to timely submit a Proposal. The arbitrators will make a decision within 45 days after the conclusion of the hearing. The arbitrators’ sole authority will be to select the Proposal that the arbitrators deem to be the most equitable resolution of the matter(s) in dispute (the “Prevailing Proposal”). The arbitrators will not be authorized to modify either party’s Proposal. To the extent specified in the Prevailing Proposal, the arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to: (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), unless such damages are statutorily imposed; or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the arbitrators may modify the economic terms of this Agreement as specified in the Prevailing Proposal solely if and to the extent that the arbitrators determine that such modification is necessary and appropriate to compensate a party for damages suffered as a result of the material breach of this Agreement by the other party. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief specified in the Prevailing Proposal that the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators as set forth in the Prevailing Proposal shall be the sole and exclusive remedy of the parties. Judgment on the award rendered by the arbitrators as set forth in the Prevailing Proposal may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the outcome of dispute resolution proceedings pursuant to this Section 13.5(b). This Section 13.5(b)(ii) shall not apply to any dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark or copyright; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(c) Costs and Awards.    Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award.

(d) Waiver and Acknowledgment.    By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

13.6 No Consequential Damages.    EXCEPT FOR LIABILITY FOR BREACH OF SECTION 9, IN NO EVENT SHALL EITHER CURIS OR P&G OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUES OR PROFITS), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTION 12 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

13.7 Entire Agreement.    This Agreement, including the Exhibits attached hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made, except the confidential disclosure agreement between the parties, dated April 19, 2004, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

13.8 Headings.    The captions to the several Article or Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles or Sections hereof.

13.9 Severability.    If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Curis or P&G deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

13.10 Independent Contractors.    It is expressly agreed that Curis and P&G shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Curis nor P&G shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

13.11 Waiver.    The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.12 Interpretation.    All references in this Agreement to an Article, Section or Exhibit shall refer to an Article, Section or Exhibit in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words shall mean including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless otherwise expressly stated. References to the singular include the plural.

13.13 Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14 Cooperation.    Curis and P&G will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither party shall be required, however, to divest products or assets or materially change its business if doing so is a condition

13.15 of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CURIS, INC.		PROCTER & GAMBLE COMPANY

By:	/s/ DANIEL PASSERI	By:	/s/ MARK COLLAR
	Daniel Passeri President and Chief Executive Officer		Mark Collar President, Global Pharmaceuticals Procter & Gamble Company

EXHIBIT A

Curis Patent Rights

Curis No.	Application Serial No.		Publication/ Patent No.	App. Filing Date	Patent Issue Date	Exp. Date	Status
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Curis No.	Application Serial No.	Publication/ Patent No.	App. Filing Date	Patent Issue Date	Exp. Date	Status
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EXHIBIT B

Initial Compounds

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